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                                                                    EXHIBIT 99.1


              SELECTICA BOARD OF DIRECTORS REJECTS TRILOGY PROPOSAL

SAN JOSE, Calif. - January 31, 2005 - Selectica, Inc. (Nasdaq: SLTC), announced today that its Board of Directors has unanimously determined to reject Trilogy, Inc.'s conditional proposal to acquire all of the outstanding shares of Selectica for $4.00 per share in cash. After careful consideration, including consultation with its outside advisors, the Selectica Board determined that the proposal is inadequate from a financial point of view, is highly conditional and not in the best interests of its stockholders.

In making its determination, the Board considered, among other things, that the proposal undervalues the Company based on its future opportunities, including the value created through Selectica's pending acquisition of I-many, Inc. (Nasdaq: IMNY). Selectica noted that, under the leadership of its new Chief Executive Officer, Vince Ostrosky, it is undertaking initiatives designed to deliver enhanced value to stockholders, including a transition to a new, streamlined business model and the roll-out of new products. The Company further noted that Trilogy is a Selectica competitor and the two companies have asserted patent infringement claims against each other.

Further, the Selectica Board considered that Trilogy's proposal is "non-binding" and subject to various conditions, including completion of extensive and unspecified due diligence by Trilogy, receipt of unspecified statutory, regulatory, charter and contractual requirements and the negotiation of a definitive merger agreement that includes unspecified "customary" terms and conditions. The Selectica Board also noted that the Trilogy proposal "assumes" that the I-many merger will not be completed. Selectica is committed to the completion of the I-many acquisition.

On December 3, 2004, Selectica announced that it entered into a definitive merger agreement with I-many that provides for a cash purchase price of $1.55 per share of I-many common stock. Earlier this month, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act, effectively removing any antitrust hurdles for the transaction. The I-many transaction is conditioned upon the approval of I-many's stockholders. Based upon discussions with I-many, Selectica currently anticipates that I-many's stockholder's meeting to consider the transaction will be held toward the end of this quarter.

ABOUT SELECTICA, INC.

Selectica, Inc. enables enterprises to reduce costs, enhance revenue and improve business performance. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica's products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is http://www.selectica.com/.

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CONTACTS:

Stephen Bennion
Executive Vice President and Chief Financial Officer
Selectica, Inc.
(408) 545-2530

Sharon Goldstein / Bryan Darrow
Joele Frank, Wilkinson, Brimmer Katcher
(212) 355-4449
srg@joelefrank.com / wbd@joelefrank.